Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and the related Prospectus of Adept Technology, Inc. for the registration of 141,922 shares of its common stock and the incorporation by reference therein of our report dated September 9, 2008, with respect to the consolidated financial statements and the financial statement schedule of Adept Technology, Inc. for the year ended June 30, 2008, included in its Annual Report (Form 10-K) for the year ended June 30, 2008, filed with the Securities and Exchange Commission.

/s/ Armanino McKenna LLP

ARMANINO McKENNA LLP

San Ramon, California

January 29, 2009